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                 CAREMARK INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 11.1 - COMPUTATION OF PRIMARY EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

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(Unaudited - in million,                       Three months ended       Six months ended
except per share data)                              June 30                 June 30
                                               --------------------------------------------
                                                1996       1995          1996         1995
                                               --------------------------------------------
Earnings
   Income from continuing operations           $23.0     $   17.4       $  41.5     $   30.5
  Operating loss from
    discontinued operations                        -       (144.0)        (68.9)     (146.6)
  Gain (loss) on sale of discontinued
   operations                                      -         (3.8)          2.1         7.1
                                               --------------------------------------------
  Net income (loss)                            $23.0     $ (130.4)      $ (25.3)    $(109.0)
                                               ============================================

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Shares
  Weighted average number of common
   shares outstanding                           74.3         72.3          74.1        72.0
   Additional shares assuming conversion
    of stock options, stock purchase
     plan subscriptions and contingent
     stock rights                                3.4          2.3           3.3         2.2
                                               --------------------------------------------

Weighted average common and common
  equivalent shares outstanding                 77.7         74.6          77.4        74.2
                                              =============================================

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Primary earnings per common and
    common equivalent shares (a)
  Income from continuing operations            $0.30     $   0.23       $  0.54     $  0.41
  Operating loss from
    discontinued operations                        -     $  (1.93)      $ (0.89)    $ (1.98)
  Gain (loss) on sale of discontinued
    operations                                     -     $  (0.05)      $  0.03     $  0.10
  Net income (loss)                            $0.30     $  (1.75)      $ (0.33)    $ (1.47)
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(a)  Earnings per share for net income may not equal the sum of respective earnings per share amounts for continued and discontinued operations due to rounding.